Exhibit 10.8

FINAL FORM

BWA Holdings LLC

775 Park Avenue

New York, New York 10021

December [●], 2022

Better World Acquisition Corp.

775 Park Avenue

New York, NY 10021

Attention: Chief Executive Officer

HDH Newco, Inc.

775 Park Avenue

New York, NY 10021

Attention: Chief Executive Officer

Heritage Distilling Holding Company, Inc.

9668 Bujacich Road

Gig Harbor, WA 98332

Attention: Justin Stiefel

Re:	Sponsor Earnout Letter

Ladies and Gentlemen:

Reference is hereby made to that certain Business Combination Agreement, dated as of December 9, 2022 (as may be amended, restated, supplemented and/or modified in accordance with its terms, the “Business Combination Agreement”), by and among Better World Acquisition Corp., a Delaware corporation (together with its successors, “BWAC”), (ii) HDH Newco, Inc., a Delaware corporation and a wholly owned subsidiary of BWAC (“Pubco”), (iii) BWA Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Pubco (“BWAC Merger Sub”), (iv) HD Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Pubco (“Company Merger Sub” and, together with BWAC Merger Sub, the “Merger Subs”; and the Merger Subs, collectively with BWAC and Pubco, the “BWAC Parties”), (v) Heritage Distilling Holding Company, Inc., a Delaware corporation (together with its successors, the “Company”), (vi) BWA Holdings LLC, a Delaware limited liability company, in the capacity as the representative from and after the Effective Time for the stockholders of BWAC (other than the Company Stockholders as of immediately prior to the Effective Time (and their successors and assigns) in accordance with the terms and conditions of the Business Combination Agreement, and (vii) Justin Stiefel, in the capacity as the representative from and after the Effective Time for the Company Earnout Participants as of immediately prior to the Effective Time (and their successors and assigns) in accordance with the terms and conditions of the Business Combination Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Business Combination Agreement.

Prior to BWAC’s initial public offering, BWA Holdings LLC, a Delaware limited liability company (“Sponsor”), acquired an aggregate of 3,154,650 shares of BWAC’s common stock, par value $0.0001 per share (“Common Stock”; such 3,154,650 shares of Common Stock, the “Founder Shares”). In connection with the Business Combination Agreement, and pursuant to the authority of the undersigned Managing Member of Sponsor under the Organizational Documents of Sponsor to enter into arrangements with respect to Founder Shares to facilitate the initial business combination of Pubco, Sponsor agrees to enter into this letter agreement (this “Agreement”) with BWAC, Pubco and the Company relating to 500,000 Founder Shares (such 500,000 Founder Shares, the “Subject Founder Shares”) of the total 3,154,650 Founder Shares held by Sponsor.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Sponsor, the Company and Pubco hereby agree as follows:

1.	Sponsor hereby agrees that prior to the Closing it shall enter into an Escrow Agreement with Pubco and Continental Stock Transfer and Trust Company, as escrow agent (the “Escrow Agent”), in form and substance to be mutually agreed by the parties prior to the Closing (the “Sponsor Escrow Agreement”), and upon and subject to the Closing, Sponsor shall deposit the Subject Founder Shares (subject to equitable adjustment for stock splits, stock dividends, reorganizations, combinations, recapitalizations and similar transactions affecting the Pubco Common Stock after the date of this Agreement) (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, and in each case only to the extent held in the Sponsor Escrow Account, the “Sponsor Escrow Shares”) into a segregated escrow account (the “Sponsor Escrow Account”) with the Escrow Agent to be held, along with any special or other extraordinary dividends or distributions or other income paid or otherwise accruing on the Sponsor Escrow Shares (“Escrow Earnings”), in the Sponsor Escrow Account and disbursed in accordance with the terms of this Agreement and the Sponsor Escrow Agreement.

2.	Sponsor shall not sell, transfer or otherwise dispose of, or hypothecate or otherwise grant any interest in or to, the Sponsor Escrow Shares. Except as otherwise set forth in this Agreement, all of the Sponsor Escrow Shares, together with any Escrow Earnings, shall be retained in the Sponsor Escrow Account unless and until their release upon the achievement of a Release Event (as defined below) in accordance with Section 3 or the occurrence of a Triggering Event (as defined below) in accordance with Section 4. In the event that, as of the date that is three (3) years following the Closing Date (the “Termination Date”, and the period from the Closing Date until and including the Termination Date, the “Contingent Period”), (a) less than all of the Sponsor Escrow Shares have been released pursuant to one or more Release Events and (b) no Triggering Event has occurred, Sponsor will forfeit the remaining Sponsor Escrow Shares and any remaining Escrow Earnings in the Sponsor Escrow Account, and the Escrow Agent shall deliver such Sponsor Escrow Shares and such Escrow Earnings to Pubco (with any Sponsor Escrow Shares to be delivered to Pubco in certificated or book-entry form, as applicable, for cancellation by Pubco). Pubco and Sponsor shall give joint written instructions to the Escrow Agent to release the applicable Sponsor Escrow Shares promptly (but in any event within five (5) Business Days) after the occurrence of a Release Event or a Triggering Event, including the number of Sponsor Escrow Shares to be released; provided, that Pubco shall notify Sponsor in writing at least three (3) Business Days in advance of a Triggering Event and provide written instructions to the Escrow Agent to release one hundred percent (100%) of the Sponsor Escrow Shares upon the occurrence of any Triggering Event.

3.	Until and unless the Sponsor Escrow Shares are forfeited, other than as expressly set forth in this Agreement or the Sponsor Escrow Agreement, Sponsor shall have full ownership rights to the Sponsor Escrow Shares, including, without limitation, the right to vote the Sponsor Escrow Shares, except that any Escrow Earnings shall be retained in the Sponsor Escrow Account, to be held in accordance with the terms of this Agreement and the Sponsor Escrow Agreement. The Sponsor Escrow Shares shall vest, no longer be subject to forfeiture and be released from the Sponsor Escrow Account upon the occurrence of the following events (each, a “Release Event”):

(a)	One Hundred Thousand (100,000) of the Sponsor Escrow Shares shall vest, no longer be subject to forfeiture and be released from the Sponsor Escrow Account at such time (if any) that the Company Earnout Participants are issued any Earnout Shares based upon the achievement of the 2023 Net Revenue Earnout Milestone.

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(b)	One Hundred Thousand (100,000) of the Sponsor Escrow Shares shall vest, no longer be subject to forfeiture and be released from the Sponsor Escrow Account at such time (if any) that the Company Earnout Participants are issued any Earnout Shares based upon the achievement of the First Price Earnout Milestone.

(c)	One Hundred Fifty Thousand (150,000) of the Sponsor Escrow Shares shall vest, no longer be subject to forfeiture and be released from the Sponsor Escrow Account at such time (if any) that the Company Earnout Participants are issued any Earnout Shares based upon the achievement of the 2024 Net Revenue Earnout Milestone.

(d)	One Hundred Fifty Thousand (150,000) of the Sponsor Escrow Shares shall vest, no longer be subject to forfeiture and be released from the Sponsor Escrow Account at such time (if any) that the Company Earnout Participants are issued any Earnout Shares based upon the achievement of the Second Price Earnout Milestone.

(e)	Notwithstanding the foregoing, in the event that fewer than all of the Sponsor Escrow Shares have been released from the Sponsor Escrow Account based upon the achievement of the foregoing Release Events, then any such remaining Sponsor Escrow Shares in the Sponsor Escrow Account shall vest, no longer be subject to forfeiture and be released from the Sponsor Escrow Account at such time (if any) that the Company Earnout Participants are issued any Earnout Shares based upon the achievement of the 2025 Net Revenue Milestone.

4.	One hundred percent (100%) of the Sponsor Escrow Shares shall vest, no longer be subject to forfeiture and be released from the Sponsor Escrow Account to Sponsor upon the first to occur of any of the following (each, a “Triggering Event”):

(a)	if Pubco shall engage in a “going private” transaction pursuant to Rule 13e-3 under the Securities Exchange Act 1934, as amended (the “Exchange Act”) or otherwise cease to be subject to reporting obligations under Sections 13 or 15(d) of the Exchange Act;

(b)	if the Pubco Common Stock shall cease to be listed on a national securities exchange, other than for the failure to satisfy:

(i)	any applicable minimum listing requirements, including minimum round lot holder requirements, of such national securities exchange, unless such failure is caused by an action or omission of Pubco or its Subsidiaries taken after the Closing with the primary intent of causing, or which would otherwise reasonably be expected to cause, Pubco to violate such applicable minimum listing requirements; or

(ii)	a minimum price per share requirement of such national securities exchange; or

(c)	if any of the following shall occur:

(i)	there is consummated a merger or consolidation of Pubco with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Pubco board of directors immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (y) the voting securities of Pubco immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then-outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

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(ii)	the stockholders of Pubco approve a plan of complete liquidation or dissolution of Pubco or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by Pubco of all or substantially all of the assets of Pubco and its Subsidiaries, taken as a whole, other than such sale or other disposition by Pubco of all or substantially all of the assets of Pubco and its Subsidiaries, taken as a whole, to an entity at least 50% of the combined voting power of the voting securities of which are owned by stockholders of Pubco in substantially the same proportions as their ownership of Pubco immediately prior to such sale; or

(iii)	any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto (excluding a corporation or other entity owned, directly or indirectly, by the stockholders of Pubco in substantially the same proportions as their ownership of stock of Pubco) is or becomes the beneficial owner, directly or indirectly, of securities of Pubco representing more than 50% of the combined voting power of Pubco’s then-outstanding voting securities.

5.	Notwithstanding anything to the contrary herein, at or prior to the Closing, Sponsor may transfer any Founder Shares to any third-party investor who provides equity or debt financing for the transactions contemplated by the Business Combination Agreement without the consent of Pubco (subject to compliance with the provisions of the letter agreement, dated as of November 12, 2020 by and among BWAC, Sponsor and the directors and officers of BWAC named therein (the “Insider Letter”)); provided that (a) any Founder Shares so transferred shall continue to be subject to the terms and conditions of the Insider Letter and, unless otherwise agreed in writing by the Company and Sponsor, the terms and conditions of this Agreement and the Sponsor Escrow Agreement, and (b) the transferee of such shares shall sign a joinder to this Agreement agreeing to be bound by the obligations applicable to Sponsor and the Founder Shares in this Agreement, in form and substance reasonably acceptable to the Company.

6.	This Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof; provided, that for the avoidance of doubt, nothing herein shall affect the terms and conditions of the Insider Letter. This Agreement may not be changed, amended, modified or waived as to any particular provision, except by a written instrument executed by both parties hereto.

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7.	Subject to Section 5 above, neither party hereto may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party; provided, that in the event of the liquidation of the Sponsor (“Liquidation”), Sponsor may, without obtaining the consent of any other party hereto, transfer Sponsor’s rights to the Sponsor Escrow Shares and any Escrow Earnings and its rights and obligations under this Agreement and the Sponsor Escrow Agreement to its members so long as such members agree in writing to be bound by the terms of this Agreement and the Sponsor Escrow Agreement that apply to Sponsor hereunder and thereunder; provided, further, that upon any such Liquidation, all of the rights of Sponsor hereunder (other than the rights to receive the Sponsor Escrow Shares and any Escrow Earnings upon their release from the Sponsor Escrow Account in accordance with this Agreement and the Sponsor Escrow Agreement, which rights shall be belong to the Sponsor’s members in accordance with such liquidation) shall automatically be assigned to Rosemary L. Ripley, solely in her capacity as representative of the Sponsor members in order to ensure continued enforcement of the escrow arrangements on behalf and for the benefit of the Sponsor members, without any further action by any party hereto or any other Person. Any purported assignment in violation of this Section 7 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on the undersigned parties and their respective successors and permitted assigns.

This Agreement shall be construed, interpreted and enforced in a manner consistent with the provisions of the Business Combination Agreement. The provisions set forth in Sections 10.5, 10.7, 10.8, 10.9, 10.10, 10.13 and 10.15 of the Business Combination Agreement, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Agreement as if all references to the “Agreement” in such sections were instead references to this Agreement.

8.	Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent in the same manner as provided in Section 10.3 of the Business Combination Agreement. Notices to Sponsor shall be sent to the following address: BWA Sponsor LLC, 775 Park Avenue, New York, New York 10021, Attn: Rosemary L. Ripley, Chief Executive Officer; Telephone: (212) 450-9700, Email: rosemary@betterworldspac.com, with a copy (which shall not constitute notice) to Ellenoff Grossman & Schole LLP, 1345 Avenue of the Americas, 11th Floor, New York, New York 10105, Attn: Stuart Neuhauser, Esq. and Matthew A. Gray, Esq., Telephone No.: (212) 370-1300, E-mail: sneuhauser@egsllp.com and mgray@egsllp.com (or such other address as shall be specified in a notice given in accordance with this Section 8 and Section 10.3 of the Business Combination Agreement).

9.	Each of the parties hereto represents and warrants that (a) it has the power and authority, or capacity, as the case may be, to enter into this Agreement and to carry out its obligations hereunder, (b) except in the case of a natural person, the execution and delivery of this Agreement and the performance of its obligations hereunder have been duly and validly authorized by all corporate or limited liability company action on its part and (c) this Agreement has been duly and validly executed and delivered by each of the parties hereto and constitutes, a legal, valid and binding obligation of each such party enforceable in accordance with its terms. The Managing Member of the Sponsor represents and warrants that it has the power and authority pursuant to the Organizational Documents of the Sponsor to enter into this Agreement, and agrees to take such actions in accordance with such Organizational Documents as may be necessary or advisable to cause the Sponsor to comply with its obligations hereunder.

10.	This Agreement shall terminate at such time, if any, as the Business Combination Agreement is terminated in accordance with its terms prior to the Closing, and upon such termination this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no obligations under this Agreement.

[Remainder of Page Left Blank; Signature Page Follows]

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Please indicate your agreement to the foregoing by signing in the space provided below.

BWA HOLDINGS LLC

By:
Name:	Rosemary L. Ripley
Title:	Managing Member

Accepted and agreed, effective as of the date first set forth above:

BETTER WORLD ACQUISITION CORP.

By:
Name:	Rosemary L. Ripley
Title:	Chief Executive Officer

HDH NEWCO, INC.

By:
Name:
Title:

HERITAGE DISTILLING HOLDING COMPANY, INC.

By:
Name:
Title:

{Signature Page to Sponsor Earnout Letter}